UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of ncorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8560 Main Street, Suite 4, Williamsville, New York (Address of Principal Executive Office)	14221 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NYSE American

Item 5.02(e):	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Employment Agreements

As previously announced, effective August 3, 2019, the Board of Directors of 22nd Century Group, Inc. (the “Company”) appointed Clifford B. Fleet as President and Chief Executive Officer of the Company and, on June 10, 2019, promoted Michael J. Zercher to the position of Chief Operating Officer. On September 9, 2019, each of Mr. Fleet and Mr. Zercher entered into an employment agreement with the Company for an initial term of three years that automatically renews on an annual basis thereafter unless terminated.

Pursuant to the employment agreement with Clifford B. Fleet, Mr. Fleet will earn an initial base salary of three hundred and ninety-five thousand dollars ($395,000) and shall be eligible for future cash bonus awards as a percentage of base salary based on the achievement of performance targets to be established by the Company. As a one-time inducement, the Company agreed to (i) a signing bonus of $150,000; (ii) an award of 350,000 restricted stock units (“RSUs”), with 100,000 RSUs vesting immediately and the remaining 250,000 RSUs vesting one-half annually over a period of two years, subject to continued service; and (iii) an award of 450,000 stock options with an exercise price of $2.02 per share that vest one-third annually over a period of three years, subject to continued service.

Pursuant to the employment agreement with Michael J. Zercher, Mr. Zercher will earn an initial base salary of three hundred and fifty thousand dollars ($350,000) and shall be eligible for future cash bonus awards as determined by the Company. As a one-time inducement, the Company agreed to amend the vesting terms of certain of Mr. Zercher’s outstanding stock options.

If Mr. Fleet’s or Mr. Zercher’s employment is terminated by the Company without Cause or by such executive for Good Reason (as such terms are defined in the applicable employment agreement), then the executive will be entitled to a severance benefit in the form of (i) a continuation of his then-base salary for a period of twenty-four (24) months (Mr. Fleet would then also receive continuing health care coverage for 24 months); (ii) the payment of any earned but unpaid bonus; and (iii) the automatic vesting of equity awards. In the event of a Change in Control of the Company (as defined in the applicable employment agreement), all equity awards owned by either executive will automatically vest.

The description of the employment agreements above are qualified by reference to the forms of employment agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Chairman Compensation

On September 11, 2019, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, approved a special one-time equity award to be granted to James W. Cornell, Chairman of the Board of Directors of the Company, consisting of 108,000 restricted stock units and 150,000 stock options under the 22nd Century Group, Inc. 2014 Omnibus Incentive Plan, as amended and restated, both of which vest 100% on February 28, 2020. This special one-time award is in recognition of Mr. Cornell’s extraordinary efforts in connection with the Company’s transition to the new management team of Clifford B. Fleet as President and Chief Executive Officer and Michael J. Zercher as Chief Operating Officer.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement between the Company and Clifford B. Fleet
Exhibit 10.2	Employment Agreement between the Company and Michael J. Zercher

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Clifford B. Fleet
Date: September 13, 2019	Clifford B. Fleet President and Chief Executive Officer